Exhibit 99.1

HIVE DIGITAL TECHNOLOGIES LTD.

HIVE Achieves FY2026 Total Revenue of $297.8 Million (+158% YoY), HIVE's BUZZ HPC Positioned for Growth

This news release constitutes a "designated news release" for the purposes of the Company's prospectus supplement dated November 25, 2025 to its short form base shelf prospectus dated October 31, 2025.

San Antonio, TX, June 2, 2026 - HIVE Digital Technologies Ltd. (TSX: HIVE) (Nasdaq: HIVE) (FSE: YO0.F) (BVC: HIVECO) (referred to as the "Company" or "HIVE"), a global leader in sustainable data center infrastructure, announces its results for the full year ended March 31, 2026 (all amounts in US dollars, unless otherwise indicated).

FY2026 Financial Highlights:

  Total Revenue: $297.8 million, from digital currency mining ($278.3 million) and high-performance computing (HPC) hosting services ($19.5 million).
  Digital Currency Revenue: $278.3 million, up 164% year-over-year driven by an approximately four-fold increase in installed operational hashrate and higher average Bitcoin prices (FY2026 average of $98,040 vs. $75,881 in FY2025).
  Bitcoin Production: 2,885 Bitcoin mined during the fiscal year, up 104% from 1,414 Bitcoin in FY2025, materially outpacing the approximately 42% increase in average network difficulty (from 95.7T in FY2025 to 135.8T in FY2026). As of March 31, 2026, HIVE's total installed hashrate was 25.1 EH/s, or approximately 24.5 EH/s after accounting for controlled downclocking for fleet optimization.
  HPC Revenue: HIVE's BUZZ HPC business generated a record $19.5 million, up 94% from $10.0 million in FY2025, driven by the deployment of the NVIDIA H200 GPU cluster and strong demand on GPU marketplace.
  Gross Operating Margins: $107.9 million (36% margin), versus $25.1 million (22% margin) in FY2025 - a 14 percentage-point expansion reflecting operating leverage on the 300 MW Paraguay expansion and HPC gross margin expansion to approximately 40%.
  G&A: $31.4 million, up from $16.6 million in FY2025 primarily as a result of increased staff to support HIVE's global expansion in digital currency mining, particularly in Paraguay, and the growth of its BUZZ HPC business.
  GAAP Net Loss: $148.4 million, of which approximately $221.3 million is non-cash, comprising $170.4 million of depreciation and $50.9 million of net non-cash adjustments (primarily share-based compensation, change in fair value of BTC equipment-deposit derivatives, and unrealized loss on investments, partially offset by net realized and unrealized gains on digital currencies and sales-tax recovery).
  Adjusted EBITDA1: $72.9 million or 24% of total revenue.
  Digital Assets: $10.8 million in total digital currency holdings on March 31, 2026, including 150 Bitcoin.

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures and should be read in conjunction with, and should not be viewed as alternative to or replacement of measures of operating results and liquidity presented in accordance with U.S. GAAP. Refer to reconciliation to the most comparable GAAP measure included at the end of this news release.

Q4 FY2026 Financial Highlights:

  Total Revenue: $71.8 million, from digital currency mining and high-performance computing (HPC) hosting services.
  Bitcoin Mining Revenue: $67.2 million, down 23.9% sequentially from fiscal Q3 2026 driven by an approximately 27% decline in average Bitcoin price (Q4 average of $76,476 vs. approximately $98,000 in Q32) and an approximately 27% year-over-year increase in average network difficulty (140.7T vs. 111.2T), partially offset by higher average operational hashrate following the completion of Paraguay Phase 3 in November 2025.
  Bitcoin Production: 876 Bitcoin mined in Q4 2026, broadly in line with the prior quarter as record operational hashrate from the completion of Paraguay Phase 3 offset continued increases in global network difficulty.
  HPC Revenue: $4.6 million, marginally below Q3 FY2026 as the deployment of HIVE's 504 NVIDIA B200 GPU cluster at Bell Canada's AI Fabric facility shifted from March to May 2026, but up 54% year-over-year from $3.0 million in Q4 FY2025, driven by a full quarter of revenue contribution from the previously deployed NVIDIA H200 GPU cluster, an approximate doubling of GPU marketplace revenue, and additional revenue from new bare-metal customer contracts.
  Gross Operating Margins: $17.5 million in gross operating margin or 24%.
  G&A: $9.4 million, up slightly from $8.4 million in Q3 FY2026 reflecting continued investment in personnel to support Paraguay operations and HIVE's BUZZ HPC growth.
  GAAP Net Loss: $83.3 million, of which approximately $74.7 million is non-cash, comprising $52.7 million of depreciation and $30.6 million of non-cash adjustments.
  Adjusted EBITDA1: ($9.0) million, reflecting Q4 hashprice compression as Bitcoin declined sharply from its October all-time high through quarter-end and global network difficulty climbed to record levels, together with non-cash foreign-exchange translation losses on multi-jurisdictional balances.

Management Insights

Frank Holmes, Co-Founder and Executive Chairman: "Fiscal 2026 marked a defining year for HIVE. As one of the first publicly traded Bitcoin miners to invest in GPU cloud computing and AI infrastructure, we began building a diversified dual-engine growth strategy years ago. In fiscal 2026, we significantly expanded both sides of our platform, increasing our Bitcoin mining hashrate from 6.5 EH/s to 25.1 EH/s and growing contracted HPC ARR to $35 million. This growth translated into strong financial results, with revenue increasing 158% to $297.8 million, gross operating margin increasing 329% to $107.9 million and adjusted EBITDA reaching $72.9 million.

Our Paraguay expansion transformed HIVE into one of the world's largest operators of green-energy-powered Bitcoin mining infrastructure, while our BUZZ HPC grew contracted ARR3 to $35 million and established HIVE as an emerging leader in Canadian AI infrastructure. With a clear pathway to $660 million of ARR by year-end 2028, anchored by our planned 320 MW AI Gigafactory in the Greater Toronto Area ("GTA"), the largest planned Canadian AI infrastructure project under private ownership, we believe we are well positioned to capitalize on the growing demand for AI infrastructure.

2 Source: CoinMarketCap, average daily closing price for the three months ended December 31, 2025.

3 ARR refers to the Company's run rate revenue calculated on an annualized basis. As context dictates, the Company calculates ARR by: (i) multiplying the revenue realized per week times 52 weeks per year, (ii) multiplying the realized revenue per day times 365 days per year, or (iii) multiplying the per quarter times four quarters per year. Projections of ARR may be unreliable as a predictor of future results because such projections typically do not incorporate the possibility of subsequent cancellations, discounts or downgrades in services. We believe that ARR is a key indicator of our future revenue potential. However, ARR does not represent GAAP revenue on an annualized basis, is not intended to be a replacement or forecast of GAAP revenue and should be viewed independently as an operating metric.

Looking ahead, HIVE sits at the intersection of two powerful technology trends: Bitcoin and AI. Our mandate remains unchanged: disciplined, high-ROIC growth powered by 100% green energy. We believe the investments we have made over the past several years position HIVE for one of the most significant growth periods in our history. I would like to thank our shareholders, our employees, and our partners for their continued trust."

Aydin Kilic, President & CEO: "We are data-center builders and operators with a strong pedigree in orchestrating compute, whether GPU- or ASIC-based. Our network, firmware and high-voltage engineering skill sets cover the core competencies required to excel in this rapidly evolving sector. Our global controls and processes are often best-in-class, evidenced by BUZZ Cloud's fastest download speeds4 and HIVE's BTC-per-EH/s production, top ranked amongst other miners5.

In 2025, we built 300 MW of hydro-powered Tier-I data center capacity in Paraguay. This capacity was brought online within six months and included the construction and commissioning of two large substations.

This year, we have announced a 320 MW site in the GTA, which will be home to Canada's largest AI data center under private ownership and, with capacity for 100,000 NVIDIA GPUs, will be a true Gigafactory. Along with our 70 MW Grand Falls, New Brunswick site and 7 MW Toronto Airport site, we have approximately 400 MW of HPC Tier-III data center capacity in Canada that we look to energize over the next 18 months.

We successfully executed one of the largest expansion programs in HIVE's history while continuing to scale our AI infrastructure platform. Our first liquid-cooled NVIDIA B200 GPU cluster with Bell Canada AI Fabric is now live and contributing approximately $15 million of incremental ARR, increasing our contracted HPC ARR from approximately $20 million to $35 million. This deployment validates both the strength of demand for AI infrastructure and our ability to deliver enterprise-grade compute solutions for leading customers.

The pace of execution across both businesses has been extraordinary. We are also doubling the size of our GPU cloud this year, from approximately 5,500 NVIDIA GPUs to approximately 11,000 GPUs under management by the end of calendar 2026, which is expected to generate over $200 million of AI Cloud ARR."

Darcy Daubaras, CFO: "The financial results from fiscal 2026 highlight the operating leverage embedded in HIVE's business model. Revenue increased 158% year-over-year to $297.8 million, gross operating margin expanded to 36.2%, and cash from operations increased 3.5-fold to $62.3 million. Our annual return on invested capital of 13.3% reflects the discipline with which we deploy capital and compares favorably with our publicly listed peers. The GAAP net loss of $148.4 million was largely attributable to non-cash items, including depreciation and other accounting adjustments. After year-end, we closed $115 million of 0% Exchangeable Senior Notes due 2031, generating net proceeds of approximately $109.5 million. In connection with the financing, we also entered into capped-call transactions designed to mitigate potential dilution up to a 125% premium to our April reference price. We exit the year with a fully funded Paraguay buildout, a growing HPC pipeline, and the balance-sheet flexibility to pursue the highest-return opportunities across our Bitcoin mining and AI infrastructure platforms."

FY2026 and Recent Operational and Financial Highlights:

Bitcoin Mining Operations

  Installed Bitcoin Mining Hashrate of 25.1 EH/s on March 31, 2026 (25.3 EH/s today) at fleet efficiency of approximately 16.5 J/TH, up from 6.5 EH/s on March 31, 2025, a roughly four-fold increase.

4 SemiAnalysis ClusterMAX™ 2.0 GPU Cloud Rating System (November 2025). Available at https://newsletter.semianalysis.com/p/clustermax-20-the-industry-standard

5 Source: Power Mining Analysis. Available at https://poweranalysis.io/hive

  Operational Global Power Capacity of 440 MW across Canada, Sweden, and Paraguay, all powered by green energy.
  300 MW Paraguay Expansion delivered across three phases: Yguazú Phase 1 (June 2025), Yguazú Phase 2 (early September 2025), and Valenzuela Phase 3 (November 10, 2025, two weeks ahead of schedule).

HPC and AI Cloud

  HPC ARR of $35 million contracted at fiscal year-end, with $660 million targeted by year-end 2028 anchored by the 320 MW GTA Gigafactory project.
  Bell B200 Cluster Operational: HIVE's first 504 NVIDIA B200 GPU cluster, deployed at Bell Canada AI Fabric's Tier-III data center in Manitoba, went live in May 2026 at signed contract pricing of $2.90 per GPU-hour, 32% above the planning rate of $2.20 per GPU-hour. The deployment lifts HIVE's BUZZ HPC ARR from approximately $20 million to approximately $35 million.
  320 MW GTA Gigafactory Project: On May 18, 2026, HIVE's BUZZ HPC announced the development of a 320 MW industrial-scale AI gigafactory in the Greater Toronto Area, designed to host more than 100,000 GPUs at full build-out and to become one of Canada's largest AI gigafactories. The Company acquired a contiguous 25-acre site for total land consideration of CAD $58 million (a 21-acre Main Parcel for CAD $46 million and an adjacent 4-acre Additional Parcel for CAD $12 million) in the Toronto-Waterloo innovation corridor. The project is targeted to come online in the second half of 2027, with capital investment of approximately CAD $3.5 billion expected to generate 800+ construction jobs and hundreds of permanent high-skill roles. The facility is designed for high-efficiency AI compute powered by Ontario's clean grid, using closed-loop liquid cooling with a no-water-use approach consistent with the Company's sub-1.3 PUE sustainability standard. At signed peer-comparable Tier-III colocation pricing of approximately $150 per kW per month over 15-year terms, the facility's 200 MW of IT load translates to approximately $360 million of annualized recurring revenue at full operation.
  Eastern Canada Sovereign AI Connectivity: On May 8, 2026, HIVE's BUZZ announced the build-out of private high-capacity wavelength services to its 70 MW Grand Falls, New Brunswick data center, the connectivity backbone for what is intended to become Eastern Canada's first sovereign AI factory.
  Paraguay AI Cloud Milestone: On March 18, 2026, HIVE's BUZZ AI Cloud platform in Asunción, Paraguay reached its first enterprise milestone, powering large-language-model research collaboration with Columbia University from New York to Asunción.
  AMC Robotics Collaboration: On March 13, 2026, HIVE and AMC Robotics Corporation (Nasdaq: AMCI) announced a collaboration to deploy GPU-accelerated compute infrastructure supporting AMC's AI-driven robotics solutions, expanding HIVE's BUZZ HPC platform into emerging AI compute use cases.

Capital Structure and Listings

  TSX Up-Listing: On May 7, 2026, HIVE announced the up-listing of its common shares from the TSX Venture Exchange to the senior board of the Toronto Stock Exchange (TSX). Trading on the TSX under the symbol "HIVE" commenced on May 19, 2026, broadening institutional access and improving index inclusion eligibility.
  $115 Million 0% Exchangeable Senior Notes Financing: On April 21, 2026, the Company's wholly-owned subsidiary HIVE Bermuda 2026 Ltd. closed a private placement of $115 million aggregate principal amount of 0% Exchangeable Senior Notes due 2031, including the full exercise of the initial purchasers' option to purchase an additional $15 million of Notes. Net proceeds were approximately $109.5 million after deducting commissions and expenses. The Notes bear no interest, do not accrete, are exchangeable into common shares of the Company at an initial exchange rate of 389.5029 shares per $1,000 principal (approximately $2.57 per share), and rank as senior unsecured obligations. In connection with the offering, the Company entered into capped call transactions for approximately $19.8 million designed to mitigate potential dilution upon exchange up to an initial cap price of approximately $4.92 per share, a 125% premium over the April 16, 2026, Nasdaq closing price.

The Company's Consolidated Financial Statements and Management's Discussion and Analysis (MD&A) thereon for the three months and year ended March 31, 2026, will be accessible on SEDAR+ at www.sedarplus.ca under HIVE's profile and on the Company's website at www.HIVEdigitaltechnologies.com.

Financial Statements and MD&A

The Company's Consolidated Financial Statements and Management's Discussion and Analysis (MD&A) thereon for the year ended March 31, 2026, will be accessible on SEDAR+ at www.sedarplus.ca under HIVE's profile and on the Company's website at www.HIVEdigitaltechnologies.com.

About HIVE Digital Technologies Ltd.

Founded in 2017, HIVE Digital Technologies Ltd. was among the first publicly listed companies to prioritize mining digital assets powered by green energy. Today, HIVE builds and operates next-generation Tier-I and Tier-III data centers across Canada, Sweden, and Paraguay, serving both Bitcoin and high-performance computing clients. HIVE's twin-turbo engine infrastructure-driven by hashrate services and GPU-accelerated AI computing-delivers scalable, environmentally responsible solutions for the digital economy.

For more information, visit hivedigitaltech.com, or connect with us on:

X: https://x.com/HIVEDigitalTech
YouTube: https://www.youtube.com/@HIVEDigitalTech
Instagram: https://www.instagram.com/hivedigitaltechnologies/
LinkedIn: https://linkedin.com/company/hiveblockchain

On Behalf of HIVE Digital Technologies Ltd.

"Frank Holmes"
Executive Chairman

For further information, please contact:

Nathan Fast, Director of Marketing and Branding

Frank Holmes, Executive Chairman

Aydin Kilic, President & CEO

Tel: (604) 664-1078

Neither the TSX, Nasdaq, or any other securities exchange or regulatory authority accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Information

Except for the statements of historical fact, this news release contains "forward-looking information" within the meaning of the applicable Canadian and United States securities legislation and regulations that is based on expectations, estimates and projections as at the date of this news release. "Forward-looking information" in this news release includes but is not limited to: the acquisition of the new sites in Paraguay and Toronto and their potential, the timing of it becoming operational; business goals and objectives of the Company, including its target hashrate milestones and the costs to achieve the milestones; the results of operations for the three and twelve months ended March 31, 2026; the expected costs of maintaining and growing its operations; financial information related to annualized run rate; the acquisition, deployment and optimization of the hashrate fleet and equipment; the continued viability of its existing Bitcoin hashrate services operations; the receipt of government consents; and other forward-looking information concerning the intentions, plans and future actions of the parties to the transactions described herein and the terms thereon.

Factors that could cause actual results to differ materially from those described in such forward looking information include, but are not limited to: the inability to complete the construction of the Paraguay acquisition on an economic and timely basis and achieve the desired operational performance; the ongoing support and cooperation of local authorities and the Government of Paraguay; the volatility of the digital currency market; the Company's ability to successfully mine digital currency; the Company may not be able to profitably liquidate its current digital currency inventory as required, or at all; a material decline in digital currency prices may have a significant negative impact on the Company's operations; the regulatory environment for cryptocurrency in Canada, the United States and the countries where our hashrate facilities are located; economic dependence on regulated terms of service and electricity rates; the speculative and competitive nature of the technology sector; dependency on continued growth in blockchain and cryptocurrency usage; lawsuits and other legal proceedings and challenges; government regulations; the global economic climate; dilution; future capital needs and uncertainty of additional financing, including the Company's ability to utilize the Company's ATM Program and the prices at which the Company may sell Common Shares in the ATM Program, as well as capital market conditions in general; risks relating to the strategy of maintaining and increasing Bitcoin holdings and the impact of depreciating Bitcoin prices on working capital; the competitive nature of the industry; currency exchange risks; the need for the Company to manage its planned growth and expansion; the need for continued technology change; the ability to maintain reliable and economical sources of power to run its cryptocurrency hashrate assets; the impact of energy curtailment or regulatory changes in the energy regimes in the jurisdictions in which the Company operates; protection of proprietary rights; the effect of government regulation and compliance on the Company and the industry; network security risks; the ability of the Company to maintain properly working systems; reliance on key personnel; global economic and financial market deterioration impeding access to capital or increasing the cost of capital; share dilution resulting from the ATM Program and from other equity issuances; the construction and operation of facilities may not occur as currently planned, or at all; expansion may not materialize as currently anticipated, or at all; the digital currency market; the ability to successfully mine digital currency; revenue may not increase as currently anticipated, or at all; it may not be possible to profitably liquidate the current digital currency inventory, or at all; a decline in digital currency prices may have a significant negative impact on operations; an increase in network difficulty may have a significant negative impact on operations; the volatility of digital currency prices; the anticipated growth and sustainability of electricity for the purposes of Tier-I hashrate services in the applicable jurisdictions; the inability to maintain reliable and economical sources of power for the Company to operate Tier-I hashrate assets; the risks of an increase in the Company's electricity costs, cost of natural gas, changes in currency exchange rates, energy curtailment or regulatory changes in the energy regimes in the jurisdictions in which the Company operates and the adverse impact on the Company's profitability; the ability to complete current and future financings, any regulations or laws that will prevent the Company from operating its business; historical prices of digital currencies and the ability to mine digital currencies that will be consistent with historical prices; an inability to predict and counteract the effects of pandemics on the business of the Company, including but not limited to the effects of pandemics on the price of digital currencies, capital market conditions, restriction on labour and international travel and supply chains; and, the adoption or expansion of any regulation or law that will prevent the Company from operating its business, or make it more costly to do so; and other related risks as more fully set out in the Company's disclosure documents under the Company's filings at www.sec.gov/EDGAR and www.sedarplus.ca.

The forward-looking information in this news release reflects the Company's current expectations, assumptions, and/or beliefs based on information currently available to the Company. In connection with the forward-looking information contained in this news release, the Company has made assumptions about the Company's objectives, goals or future plans, the timing thereof and related matters. The Company has also assumed that no significant events occur outside of the Company's normal course of business. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance, and accordingly, undue reliance should not be put on such information due to its inherent uncertainty. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether because of new information, future events or otherwise, other than as required by law.

Use and Reconciliation of Non-GAAP Financial Measures

In addition to financial measures presented under generally accepted accounting principles in the United States of America ("GAAP"), we consistently evaluate our use of and calculation of non-GAAP financial measures such as gross operating margin, EBITDA and Adjusted EBITDA.  HIVE's Board of Directors and management use these non-GAAP financial measures to supplement GAAP metrics to provide a more complete understanding of the factors and trends affecting the Company, and to better understand the Company's core operating results across fiscal reporting periods. The Company believes that these non-GAAP financial measures, while not a substitute for GAAP measures, provide investors with (i) an improved ability to evaluate the underlying performance of the Company and (ii) greater transparency of the key performance metrics used by management with respect to operational and financial decision making.

The non-GAAP financial measures presented herein are provided as supplemental information to the Company's performance measures calculated in accordance with GAAP and should not be considered in isolation or as a substitute for US GAAP. Non-GAAP financial measures do not have any standardized meaning prescribed under US GAAP and therefore may not be comparable to other issuers. Because of the non-standardized nature of non-GAAP financial measures, HIVE's presentation herein may not be comparable to similarly titled measures used by other companies.

CONSOLIDATED RESULTS OF OPERATIONS ON A PERIOD END BASIS

		Year ended March 31,
(in thousands)	2026	2025	2024

Revenue from digital currency mining	$278,269	$105,236	$111,044
High performance computing hosting	19,522	10,043	3,421
	297,791	115,279	114,465

Operating and maintenance	(186,729)	(88,159)	(76,308)
High performance computing service fees	(3,165)	(1,972)	(635)
Depreciation	(170,425)	(64,490)	(63,599)
	(62,528)	(39,342)	(26,077)

Gross operating margin	107,897	25,148	37,522
Gross operating margin % (1)	36%	22%	33%
Gross margin %	(21%)	(34%)	(23%)

Net realized and unrealized gains on digital currencies (2)	10,742	33,674	81,835
General and administrative	(31,392)	(16,648)	(13,204)
Foreign exchange (loss) gain	(391)	(5,107)	2,054
Share based compensation	(25,457)	(10,888)	(7,249)
Unrealized gain on investments	(16,027)	19,067	3,743
Realized loss on investments	-	(311)	-
Change in fair value of derivatives	(22,706)	3,652	362
Provision on sales tax receivables	2,915	966	(6,777)
Impairment of receivable on sale of subsidiary	(1,816)	-	-
Gain on sale of mining assets	1,360	18,493	1,081
Other income (expense)	2,045	346	(59)
Finance expense	(1,326)	(2,290)	(3,024)
Tax expense	(3,867)	(4,608)	(6,185)
Net loss from continuing operations	$(148,448)	$(2,996)	$26,500

(1) Non-GAAP measure. A reconciliation to its nearest US GAAP measures is provided under "Reconciliations of Non-GAAP Financial Performance Measures" below.

(2) Net realized and unrealized gains (losses) on digital currencies is calculated as the change in fair value (gain or loss) on the coin inventory, and the gain (loss) on the sale of digital currencies which is the net difference between the proceeds and the carrying value of the digital currency.

Gross Operating Margin

The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, it is helpful to management, the board and investors to use the gross operating margin to evaluate the Company's performance and its ability to generate cash flows and service debt.  The gross operating margin is defined as total revenue less direct cash costs, being operating and maintenance costs and high-performance computing service fees

The following table provides illustration of the calculation of the gross operating margin for the last three fiscal years:

Calculation of Gross Operating Margin: (in thousands)	FY26	FY25	FY24

Revenue	$297,791	$115,279	$114,465
Less:
Operating and maintenance costs:	(186,729)	(88,159)	(76,308)
HPC service fees:	(3,165)	(1,972)	(635)
Gross Operating Margin	$107,897	$25,148	$37,522

Gross Operating Margin %	36%	22%	33%

The following table provides illustration of the calculation of the gross operating margin for the last five quarters:

Calculation of Gross Operating Margin: (in thousands)	Q4 2026	Q3 2026	Q2 2026	Q1 2026	Q4 2025

Revenue (1)	$71,816	$93,111	$87,253	$45,611	$31,161
Less:
Operating and maintenance costs:	(53,597)	(60,084)	(44,065)	(28,983)	(21,787)
HPC service fees:	(689)	(883)	(784)	(809)	(596)
Gross Operating Margin	$17,530	$32,144	$42,404	$15,819	$8,778

Gross Operating Margin %	24%	35%	49%	35%	28%

  (1) As presented on the statements of (loss) income and comprehensive income (loss).

EBITDA & Adjusted EBITDA

The Company uses EBITDA and Adjusted EBITDA as a metric that is useful to management, the board and investors for assessing its operating performance on a cash basis before the impact of non-cash items and acquisition related activities.

EBITDA is net income or loss from operations, as reported in profit and loss, before finance income and expense, tax and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for by removing other non-cash items, including share-based compensation, finance expense, depreciation and one-time transactions.

The following table provides illustration of the calculation of EBITDA and Adjusted EBITDA for the last three fiscal years:

Calculation of EBITDA & Adjusted EBITDA:
(in thousands)	FY26	FY25	FY24
Net (loss) income (1)	(148,448)	(2,996)	26,500
Add the impact of the following:
Finance expense	1,326	2,290	3,024
Depreciation	170,425	64,490	63,599
Tax expense	3,867	4,608	6,185
EBITDA	27,170	68,392	99,308
Change in fair value of derivatives	22,706	(3,652)	(362)
Provision on sales tax receivables	(2,915)	(966)	6,777
Impairment of receivable on sale of subsidiary	1,816	-	-
Gain on sale of mining assets	(1,360)	(18,493)	(1,081)
Share-based compensation	25,457	10,888	7,249
Adjusted EBITDA	72,874	56,169	111,891

The following table provides illustration of the calculation of EBITDA and Adjusted EBITDA for the last five quarters:

Calculation of EBITDA & Adjusted EBITDA: (in thousands)	Q4 2026	Q3 2026	Q2 2026	Q1 2026	Q4 F2025
Net (loss) income (1)	(76,340)	(91,327)	(15,797)	35,016	(52,949)
Add the impact of the following:
Finance expense	411	299	328	288	596
Depreciation	52,702	57,420	38,292	22,011	17,967
Tax expense	1,703	496	1,019	649	3,159
EBITDA	(21,524)	(33,112)	23,842	57,964	(31,227)
Change in fair value of derivatives	5,307	31,571	2,264	(16,436)	(2,028)
Provision on sales tax receivables	-	(1,548)	-	(1,367)	-
Impairment of receivable on sale of subsidiary	-	1,816	-	-	-
Gain on sale of mining assets	-	-	(48)	(1,312)	(2,060)
Share-based compensation	7,237	6,998	5,472	5,750	4,639
Adjusted EBITDA	(8,980)	5,725	31,530	44,599	(30,676)

(1) As presented on the statements of (loss) income and comprehensive income (loss).